FORM OF GENERAL RELEASE AGREEMENT

            This General Release Agreement ("Agreement") is entered into by and between Xianfu Han and Weili He (the “Borrowers”) and Hou Sing International Business Limited (the “Creditor”). The Borrowers and Creditor are hereinafter sometimes collectively referred to as the “Parties.”

            WHEREAS, the Parties desire to fully and finally settle all amounts due at the date of this Agreement from the Borrowers to the Creditor;

            NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein, the Parties agree as follows:

1.       Settlement Shares.

          Following the date of execution and delivery of this Agreement, the Creditor shall release the Borrowers from the full amount of debt owed to the Creditor, as of the date of this Agreement, along with paying the purchase price (the “Purchase Price”) in the share purchase agreement between the Parties (the “Share Purchase Agreement”), in exchange for the release of all amounts of debt due to the Creditor, as of the date of this Agreement, and the Purchase price, the Borrowers shall sell to the Creditor an aggregate of 2,480,000 restricted shares of Common Stock (the “Shares”) of China Advanced Construction Materials Group, Inc., a company organised and existing under the laws of State of Nevada (the “Settlement Shares”). In such connection Creditor acknowledges and agrees that the Settlement Shares shall not have been registered under the Securities Act of 1933, as amended (the “Securities Act”) and are “restricted securities” within the meaning of Rule 144, as promulgated under the Securities Act. The certificates evidencing the Settlement Shares shall contain the following restrictive legend:

“The shares evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), and may not be sold, transferred, hypothecated or assigned in the absence of either a current registration statement covering such shares which has been declared effective by the Securities and Exchange Commission, or an opinion of counsel satisfactory to the Company that such registration is not required pursuant to an applicable exemption from such registration requirements.”

2.        Release of the Borrowers. As a material inducement to the Borrowers to enter into the Agreement, and subject at all times to the terms of this Agreement, Creditor and each of its respective owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates and all persons acting under or in concert with any of them (collectively the “Creditor Releasors”) hereby irrevocably and unconditionally releases, acquits and forever discharges the Borrowers and its owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates and all persons acting under or in concert with any of them (collectively the “Borrowers Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, known or unknown, whether suspected or unsuspected, and whether concealed or hidden (“Claim” or “Claims”) which the Creditor Releasors now has, owns, holds or which the Creditor Releasors at any time heretofore had, owned or held against each of the Borrowers Releasees; provided, however, that the release set forth in this Section 2 is subject to delivery by the Borrowers to Creditor of the “Settlement Shares” and the execution of the “Share Purchase Agreement” described in Section 1 above. Subject at all times to the above, the Creditor Releasors agree that this release of the Borrowers Releasees is intended to be a broad release in favor of the Borrowers Releasees and to include all actual or potential legal claims that the Creditor Releasors may have against the Borrowers Releasees, except as otherwise provided in Section 1 of this Agreement.

3.        Release of Creditor. As a material inducement to Creditor to enter into the Agreement, and subject at all times to the terms of this Agreement, the Borrowers and each of its respective owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates and all persons acting under or in concert with any of them (collectively the “Borrowers Releasors”) hereby irrevocably and unconditionally releases, acquits and forever discharges Creditor and its owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates and all persons acting under or in concert with any of them (collectively the “Borrowers Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, known or unknown, whether suspected or unsuspected, and whether concealed or hidden (“Claim” or “Claims”) which the Borrowers Releasors now has, owns, holds or which the Borrowers Releasors at any time heretofore had, owned or held against each of the Creditor Releasees. The Borrowers Releasors agree that this release of the Creditor Releasees is intended to be a broad release in favor of the Creditor Releasees and to include all actual or potential legal claims that the Borrowers Releasors may have against the Creditor Releasees.

4.        Applicable Law. This Agreement shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of New York.

5.        Parties Affected. This Agreement shall be binding upon and inure to the benefit of the officers, directors, shareholders, employees, partners, attorneys, affiliates, representatives, spouses, trustees, heirs, successors, and assigns of the Parties.

6.        Warranty. Each party warrants that the person executing this Agreement on its behalf has the authority to do so; and that the matters being released pursuant to this Agreement have not been assigned or otherwise transferred to any other person or entity.

7.        Acknowledgement of Terms. The Parties have read and understand the terms of this Agreement, have consulted with their respective counsel, and understand and acknowledge the significance and consequence of each such term.

8.        Representation by Counsel. The Parties hereto agree that they enter into this Agreement after having received full advice from counsel of their choice with respect to this Agreement and all other matters related thereto.

9.        Execution of Documents. This Agreement may be executed in counterparts, and all signatures need not appear on the same copy. All such executed copies shall together constitute the complete Agreement.

10.      Confidentiality. The Parties agree that, other than acknowledging in response to any inquiry the fact that the Claims released hereby have been settled, none of the Parties shall disclose or discuss, or cause or permit their counselor anyone in privity with counsel to disclose or discuss, directly or indirectly, to any person, entity or representative thereof, who is not a party or an agent of a party hereto, any of the terms of the settlement of the Claims, any documents received in connection with the Claims and/or the facts regarding the underlying controversies and disputes; provided, however, that nothing contained herein shall preclude any of the Parties from (a) complying with applicable disclosures required to be made under the Securities Act or the Exchange Act, or (b) complying with any lawful subpoena or court order, or any request for information or documents from any securities industry regulator or self-regulatory organization, from responding to any inquiry by or providing testimony to the United States Securities and Exchange Commission, any self-regulatory organization or any federal or state regulatory authority, or from making disclosure of the fact and amount of this settlement to lawyers, accountants, tax advisors or immediate family members as necessary.

11.      Entire Agreement. The Parties understand and agree that this Agreement constitutes the full and final understanding of the Parties and supersedes and replaces any prior written or verbal agreements or understandings, including but not limited to the Original Agreement, which shall be of no further force and effect.

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective this 16 day of May 2018.

Borrowers
Xianfu Han

Signature: ______/s/ Xianfu Han___________________

Weili He

Signature: _____/s/ Weili He____________________

Creditor
Hou Sing International Business Limited.

By:
Signature: ______/s/_Dengshen Wu__________________

Name: __________Dengshen Wu _______________

Title: _______Sole Shareholder_________________